EXHIBIT  99.5



                                 GLEN MACDONALD

                              420 - 625 Howe Street
                           Vancouver, British Columbia
                                 Canada, V6C 2T6

                   (Office:  604-608-0223  Cell: 604-719-8129)


November  15,  2004


To  whom  it  May  Concern:


RE:     STANFORD  MANAGEMENT  LTD.  (THE  "COMPANY")


I hereby wish to confirm, in writing, that I will subscribe for shares under a Form SB-2 offering by the Company sufficient to meet the minimum offering requirement of 250,000 common shares at a price of $0.20 per share for a total amount of $50,000 on or before July 31, 2005.



Yours  very  truly;


/s/  "Glen  Macdonald"

Glen  Macdonald
Professional  Geologist